Exhibit 23.1

PricewaterhouseCoopers LLP One North Wacker Chicago, IL 60606 Telephone (312) 298 2000 Facsimile (312) 298 2001

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-133014) of Hub International Limited (the “Company”) of our report dated February 25, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Chicago, Illinois

February 25, 2007